Exhibit 99.1

Company Contact:

Jason Sobel

President and Chief Executive Officer

Texas Community Bancshares, Inc.

(903) 569-2602

jsobel@broadstreet.bank

TEXAS COMMUNITY BANCSHARES, INC. REPORTS UNAUDITED FINANCIAL RESULTS FOR

THE FIRST QUARTER ENDED MARCH 31, 2026

MINEOLA, Texas; April 24, 2026 — Texas Community Bancshares, Inc. (“Texas Community Bancshares” or the “Company”) (NASDAQ: TCBS), the holding company for Broadstreet Bank, SSB, today reported net income of $836,000 for the three months ended March 31, 2026, compared to net income of $643,000 for the three months ended  March 31, 2025.

Texas Community Bancshares’ President and Chief Executive Officer (CEO) Jason Sobel, said, “I am pleased to report continued momentum across our key financial measures. Net income increased to $836,000 for the quarter, up from $643,000 in the 1st quarter of 2025, representing a 30.0% improvement compared to the same period last year. This marks our sixth consecutive record quarter in our 92-year history. In addition, compared to 2021, the year in which we went public—when full-year net income was $518,000—we have already generated more than 150% of that amount in the first quarter of 2026.”

“We still have over $80 million in our loan portfolio at rates of 4% or less that will continue to pay down and be replaced with new loans at current market rates. Currently, we are seeing favorable loan demand that is helping us reach our growth target. We have also grown our lower cost deposit base, which is helping reduce our funding costs.”

“The bank has continued to modernize by automating portions of our loan processing, issuing tap-to-pay cards on site, and deploying ATMs that accept deposits for transactions that cannot be completed through mobile deposit.”

“As we continue to meet our improvement targets, we are now poised for growth. We plan to enter the outer DFW market and broke ground this quarter in Terrell, Texas. With the area experiencing significant expansion, we expect to be the fourth bank in a market with more than $1 billion in deposits.”

“Last year, we foreclosed on two large real estate relationships and moved the underlying collateral properties to Other Real Estate Owned. Both are located in desirable areas – one in our primary market area, and one in the DFW metroplex. Each property is being marketed for sale, and we have received strong interest.”

“There is a lot of noise in the economy today, and we believe we are positioned to benefit across a range of scenarios. If rates rise, we can replace low-rate loans with higher-yielding credits. If rates decline, we can lower our funding costs. If loan demand increases, we are prepared to grow. If loan demand slows, we can meaningfully pay down non-core funding to reduce interest expense and adjust fixed-rate deposit costs to improve efficiency. We also have more variable-rate assets than ever before, which provides additional flexibility in changing market conditions.”

“We continue to believe we are stronger, more efficient, and better positioned than ever to capitalize on opportunities in 2026. We will continue to work with trusted partners as we evaluate options to expand our market share, optimize our branch network, and grow our client base. We remain committed to executing our strategic growth plan while creating long-term value and returns for our shareholders.”

Results of Operations

Net interest income increased $103,000, or 3.1%, to $3.4 million for the three months ended March 31, 2026 from $3.3 million for the three months ended March 31, 2025 due to a decrease in interest expense of $167,000. This resulted primarily from a reduction of $10.4 million, or 3.5%, in average interest-bearing deposits from $293.6 million for the three months ended March 31, 2025 to $283.2 million for the three months ended March 31, 2026.  Additionally, the cost of interest-bearing deposits decreased 12 basis points over the same period to 2.33% for the three months ended March 31, 2026 from 2.45% for the same period in 2025.

Interest income for the three months ended March 31, 2026 decreased $64,000, or 1.1% to $5.6 million. Loan interest increased by $254,000, or 5.8% to $4.7 million for three months ended March 31, 2026 from $4.4 million for the three months ended March 31, 2025.  Loan yields increased 26 basis points, or 4.4%, to 6.14% for the three months ended March 31, 2026 from 5.88% for the same period in 2025.  This was offset by a decrease of $266,000, or 25.9%, in interest on securities.  Average securities decreased $18.1 million, or 18.8%, to $78.0 million for the three months ended March 31, 2026 from $96.1 million for the same period in 2025.  The average yield on securities also decreased 37 basis points, or 8.7% to 3.91% for the three months ended March 31, 2026 from 4.28% for the same period in 2025.

The provision for credit losses was $6,000 for the three months ended March 31, 2026, a decrease of $107,000, or 94.7% compared to $113,000 for the three months ended March 31, 2025 primarily due to a $4.7 million decrease in loans in the 1st quarter of 2026 and changes in the composition of the loan portfolio. Net interest income after provision for credit losses was $3.4 million for the first quarter of 2026, compared to $3.2 million for the same period in 2025.

Noninterest income increased $236,000, or 51.1%, to $698,000 for the three months ended March 31, 2026, compared to $462,000 for the same period in 2025. This was due primarily to $168,000 in rental income on a multifamily property foreclosed on in the 3rd quarter of 2025, as well as a $57,000 referral fee earned in connection with the payoff and transfer of an existing multifamily loan to capital markets. The foreclosed property is currently held in Other Real Estate Owned.  It is over 90% occupied and is currently being marketed for sale.

Noninterest expense increased $240,000, or 8.2%, to $3.2 million for the three months ended March 31, 2026 from $2.9 million for the same period in 2025.  This was due primarily to $104,000 in expense related to the foreclosed multifamily noted previously, and a $77,000 increase in technology expense related to the implementation of an online loan origination and account opening platform.

Net interest margin increased 25 basis points, or 7.6%, to 3.49% for the three months ended March 31, 2026, compared to 3.24% for the three months ended March 31, 2025.  Average interest-earning assets were $393.8 million for the three months ended March 31, 2026, compared to $411.0 million for the same period in 2025, and the yield on average interest-earning assets increased to 5.66% from 5.48% over the same period.  Average interest-bearing liabilities decreased to $328.7 million for the three months ended March 31, 2026, compared to $343.8 million for the same period in 2025, and the cost of interest-bearing liabilities decreased to 2.60% from 2.68% over the same period.

Financial Condition

Total assets increased $604,000, or 0.1%, to $430.4 million at March 31, 2026, compared to $429.8 million at December 31, 2025.  Interest bearing deposits in banks increased $4.6 million, or 83.6%, to $10.1 million, from $5.5 million at December 31, 2025.  Loans and leases receivable, net, decreased $4.7 million, or 1.6% to $298.5 million at March 31, 2026, compared to $303.2 million at December 31, 2025 following the payoff of a large multifamily loan in the first quarter of 2026.  Total securities, including both available for sale and held to maturity securities, decreased $585,000, or 0.8%, to $77.6 million at March 31, 2026 compared to $78.2 million at December 31, 2025 due to maturities and paydowns, and partially offset by purchases made in the 1st quarter of 2026.

Total deposits increased $4.1 million, or 1.3%, to $332.0 million at March 31, 2026, compared to $327.9 million at December 31, 2025, with most of this growth in non-interest bearing deposit accounts. Advances from the Federal Home Loan Bank decreased $4.1 million, or 9.0% to $41.6 million at March 31, 2026, compared to $45.7 million at December 31, 2025, as two advances totaling $4.0 million were repaid prior to maturity.

Asset Quality

Net chargeoffs remain low and the quality of the loan portfolio remains strong. At March 31, 2026, past due loans represented 0.91%, and nonaccrual loans represented 0.65%, of the loan portfolio. At March 31, 2026, the allowance for credit losses to total loans and leases was 1.14%.

Nonperforming assets decreased $235,000, or 1.8%, to $11.2 million, or 2.60% of total assets, at March 31, 2026, compared to $11.4 million, or 2.65% of total assets, at December 31, 2025, primarily due to the sale of one bank owned property that was previously held for future expansion, but subsequently transferred to other real estate owned.

Shareholders’ Equity

Total shareholders’ equity increased $477,000, or 0.9%, to $54.2 million at March 31, 2026 from $53.8 million at December 31, 2025. This increase was primarily due to net income for the three months ended March 31, 2026 of $836,000, an increase of $37,000 from stock based compensation expense, and an increase of $56,000 from the accrual of ESOP commitments. This was partially offset by a $309,000 increase in accumulated other comprehensive loss, net of tax, and quarterly dividends paid totaling $143,000. At March 31, 2026, Broadstreet Bank was well capitalized and had a leverage ratio of 11.97%.

	At March 31,	At December 31,
	2026	2025
	(Unaudited)
Selected Consolidated Financial Condition Data (Amounts in thousands):
Total assets	$430,446	$429,842
Cash and cash equivalents	6,454	6,450
Interest bearing deposits in banks	10,083	5,509
Securities available for sale	60,070	59,893
Securities held to maturity	17,521	18,283
Loans and leases receivable, net	298,501	303,205
Premises and equipment, net	13,121	11,459
Bank owned life insurance	6,587	6,544
Other real estate owned	9,104	9,271
Restricted investments carried at cost	2,805	2,773
Total deposits	331,957	327,904
Advances from the Federal Home Loan Bank	41,567	45,669
Total shareholders' equity	54,234	53,757

	For the Three Months Ended March 31,
	2026	2025

	(Unaudited)
Selected Consolidated Operating Data (Amounts in thousands):
Interest income	$5,570	5,634
Interest expense	2,139	2,306
Net interest income	3,431	3,328
Provision for credit losses	6	113
Net interest income after provision for credit losses	3,425	3,215
Noninterest income	698	462
Noninterest expense	3,168	2,928
Income before income taxes	955	749
Income tax expense	119	106
Net income	$836	$643

About Texas Community Bancshares, Inc.

Texas Community Bancshares, Inc. is the holding company for Broadstreet Bank, SSB (the “Bank”). The Bank operates seven full-service branch locations in Texas in Wood, Smith and Van Zandt counties with the home office being located in Mineola, Texas. Texas Community Bancshares is traded on the NASDAQ Capital Market Exchange under the symbol “TCBS.”

Statement About Forward-Looking Statements

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the Company’s operations and future prospects include, but are not limited to, general and local economic conditions; changes in market interest rates, deposit flows, demand for loans, and real estate values; competition; competitive products and pricing; the ability of the Company’s customers to make scheduled loan payments; loan delinquency rates and trends; the Company’s ability to manage the risks involved in its business; the Company’s ability to control costs and expenses; inflation, and market and monetary fluctuations; changes in federal and state legislation and regulations applicable to the Company’s business; and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.